EX-99.77K CHNG ACCNT 4 change.htm AUDITOR CHANGE

Change in Independent Registered Public Accounting Firm

The American Beacon Acadian Emerging Markets Managed Volatility, American Beacon Crescent Short Duration High Income, American Beacon Global Evolution Frontier Markets Income, American Beacon Grosvenor Long/Short, and American Beacon SGA Global Growth Funds engaged PricewaterhouseCoopers, LLC (“PwC”) as the independent registered public accounting firm for the fiscal year ending January 31, 2017. PwC replaces Ernst & Young LLP (“EY”), the Funds’ previous independent registered public accounting firm. The change in accountants was approved by the Audit Committee of the Board of Trustees on June 8, 2016. During the periods that EY served as the Funds’ independent registered public accounting firm through January 31, 2016, EY’s audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. There were no disagreements between the Funds and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

May 25, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Sub-Item 77(k) Exhibit 99 of the amended Form N-SAR dated May 25, 2017 of the American Beacon Funds (for the American Beacon Acadian Emerging Markets Managed Volatility Fund, American Beacon Crescent Short Duration High Income Fund, American Beacon Global Evolution Frontier Markets Income Fund, American Beacon Grosvenor Long/Short Fund, and American Beacon SGA Global Growth Fund) and are in agreement with the statements disclosed therein. We have no basis to agree or disagree with other statements of the registrant therein.

/s/ ERNST & YOUNG LLP